UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 17, 2020

Tallgrass Energy, LP

(Exact name of registrant as specified in its charter)

Delaware	001-37365	47-3159268
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 W. 115th Street, Suite 350 Leawood, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 928-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A shares representing limited partner interests	TGE	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective April 17, 2020 at 7:02 a.m. Central Time (the “Effective Time”), Tallgrass Energy, LP, a Delaware limited partnership (“TGE”), completed its merger (the “Merger”) with Prairie Private Acquiror LP, a Delaware limited partnership (“Buyer”), with TGE surviving the Merger and continuing to exist as a Delaware limited partnership, pursuant to the Agreement and Plan of Merger (“Merger Agreement”), dated as of December 16, 2019, by and among TGE, Buyer, Tallgrass Energy GP, LLC, a Delaware limited liability company and the general partner of TGE, and Prairie Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer.

TGE completed the Merger following the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the holders of a majority of the outstanding Class A and Class B shares representing limited partner interests in TGE (together, “TGE Shares”), voting together as a single class, at a special meeting of the holders of the TGE Shares held on April 16, 2020.

At the Effective Time, each issued and outstanding Class A share representing a limited partner interest in TGE (collectively, the “Class A Shares”), other than the Class A Shares owned by Prairie Non-ECI Acquiror LP, a Delaware limited partnership, Prairie ECI Acquiror LP, a Delaware limited partnership, Prairie VCOC Acquiror LP, a Delaware limited partnership, Prairie Secondary Acquiror LP, a Delaware limited partnership, Prairie Secondary Acquiror E LP, a Delaware limited partnership and certain of their permitted transferees, was converted into the right to receive $22.45 per Class A Share in cash without any interest thereon (the “Merger Consideration”). At the Effective Time, approximately $3.5 billion was paid as Merger Consideration.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to TGE’s Current Report on Form 8-K filed on December 17, 2019.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information included under Item 2.01 above is incorporated into this Item 3.01 by reference.

TGE notified the New York Stock Exchange (the “NYSE”) on April 17, 2020 that the Certificate of Merger relating to the Merger had been filed with the Secretary of State of the State of Delaware at the Effective Time and requested that the NYSE file a notification of removal from listing on Form 25 with the Securities and Exchange Commission (the “SEC”) with respect to the Class A Shares. The trading of Class A Shares was suspended before the opening of trading on April 17, 2020.

Item 3.03.	Material Modification to Rights of Security Holders.

The information included under Item 2.01 is incorporated into this Item 3.03 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Removals

On April 17, 2020, following the completion of the Merger, the following independent directors were removed from their respective positions as directors: Roy N. Cook, Thomas A. Gerke and Terrance D. Towner. The removal of Messrs. Cook, Gerke and Towner did not result from any disagreement with TGE or its affiliates on any matter relating to the operations, policies or practices of TGE or its affiliates.

Director Appointments

In addition, on April 17, 2020, following the completion of the Merger, Matthew Sheehy, Alexander I. Greenbaum, Borja García-Alarcón Altamirano, Gavin Merchant and Stephen Bolze were appointed to serve as directors.

William R. Moler, Wallace C. Henderson, Matthew J.K. Runkle, Guy G. Buckley and Marcelino Oreja Arburúa continue to serve as directors following the completion of the Merger.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The completion of the Merger was subject, among other conditions, to the affirmative vote of holders of a majority of TGE Shares, voting together as a single class.

On April 16, 2020, TGE convened its special meeting (the “Special Meeting”) of holders of TGE Shares to vote on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, which was identified as the proposal to be voted on (the “Proposal”) at the Special Meeting in TGE’s definitive proxy statement filed with the SEC on March 12, 2020, and first mailed to holders of TGE Shares on March 17, 2020 (the “Proxy Statement”).

As of the close of business on March 12, 2020, the record date for the Special Meeting, there were 179,632,609 Class A Shares and 102,136,875 Class B shares outstanding and entitled to vote at the Special Meeting. A quorum of 220,283,373 TGE Shares was represented in person or by proxy at the Special Meeting. A summary of the voting results for the Proposal, which is described in detail in the Proxy Statement, is set forth below:

The holders of a majority of the TGE Shares voted in favor of the Proposal. The following are the tabulated votes “For” and “Against” the Proposal, as well as the number of “Abstentions”:

Votes For	Votes Against	Votes Abstaining
220,221,675	122,432	63,533

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALLGRASS ENERGY, LP

	By:	Tallgrass Energy GP, LLC, its general partner

Date: April 17, 2020	By:	/s/ William R. Moler
William R. Moler
Chief Executive Officer